Exhibit 99

CyberOptics Reports Strong Second Quarter Operating Results

Record Sales of Semiconductor Sensors and SQ3000™ Multi-Function Systems

Minneapolis, MN—July 27, 2022—CyberOptics Corporation (Nasdaq: CYBE) today reported strong operating results for the second quarter and first six months of 2022.

For the second quarter of 2022:

●	Sales totaled $27.6 million, up 9% from $25.2 million in the second quarter of 2021.

●	Net income came to $4.4 million or $0.58 per diluted share, an increase of 41% from $3.1 million or $0.41 per diluted share in the year-earlier quarter. A strong gross margin, which benefited from an improved sales mix, drove a significant portion of the earnings growth in this year’s second quarter.

For the first six months of 2022:

●	Sales totaled $51.8 million, up 21% from $42.9 million in the first six months of 2021.

●	Net income was $8.0 million or $1.05 per diluted share, an increase of 75% from $4.6 million or $0.61 per diluted share a year ago.

Dr. Subodh Kulkarni, president and chief executive officer, commented, “CyberOptics reported strong sales and operating results for the second quarter of 2022 ending June 30, with sales at the upper end of our previously announced revenue guidance for this period. Our performance benefited from the robust, double-digit sales growth of high-margin WaferSense® semiconductor sensors as manufacturers continue to recognize significant value in these unique yield and process improvement products. Sales of 3D and 2D sensors and inspection systems were largely consistent with the strong levels recorded in last year’s second quarter.”

He continued, “Looking ahead, we are anticipating record operating results for full-year 2022. Driving CyberOptics’ performance is the steadily growing acceptance of our 3D MRS®-based sensors and inspection systems and semiconductor sensors. The competitive advantages of these advanced products are enabling CyberOptics to build leadership positions in our targeted semiconductor and high-end SMT capital equipment markets. This ongoing development bodes well for our long-term operating results.”

Sales of 3D and 2D sensors declined 4% year-over-year in the second quarter of 2022 to $6.8 million, reflecting normal fluctuations in sensor demand from its OEM customers. Within this category, sales of 3D MRS sensors increased 11% year-over-year to $4.8 million.

Sales of semiconductor sensors, principally the WaferSense line of products, increased 35% year-over-year to a record $7.4 million in the second quarter of 2022. Increasing customer awareness, combined with global demand for semiconductors, is driving the growth in WaferSense sales.

Sales of inspection and metrology systems increased 6% year-over-year to $13.3 million in the second quarter of 2022 from the robust level of $12.6 million in the year-earlier period. Second quarter sales of SQ3000™ Multi-Function inspection systems rose 33% year-over-year to a record $8.3 million as this MRS-based system continues to gain traction among existing and new customers. Second quarter systems sales also benefited from customer acceptances of $1.7 million of 3D MX3000™ Final Vision Inspection Systems for memory modules. During this year’s second quarter, CyberOptics received $5.4 million of new 3D MX orders from recurring customers that increased the Company’s MX backlog to a record $9.3 million.

CyberOptics’ backlog at June 30, 2022 reached a record $55.5 million, of which approximately $38.0 million is applicable to 2022 sales. Our second quarter backlog is up from $47.4 million at the end of this year’s first quarter and $45.3 million at June 30, 2021. The company is forecasting sales of $26.0 to $29.0 million for the third quarter of 2022 ending September 30, compared to the record sales of $27.8 million posted in the third quarter of 2021.

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About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used for inspection and metrology in the SMT and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the Company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: a possible world-wide recession or depression resulting from the economic consequences of the COVID-19 pandemic; the negative effect on our revenue and operating results of the COVID-19 crisis on our customers and suppliers and the global supply chain; market conditions in the global SMT and semiconductor capital equipment industries; trade relations between the United States and China and other countries; the timing of orders and shipments of our products, particularly our 3D MRS SQ3000 and SQ3000+ Multi-Function systems and MX systems for memory module inspection; increasing price competition and price pressure on our product sales, particularly our inspection and metrology systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 and SQ3000+ Multi-Function systems and products for semiconductor inspection and metrology; costly and time consuming litigation with third parties related to intellectual property infringement; the negative impact on our customers and suppliers due to past and future terrorist threats and attacks and any acts of war; the impact of lower gross margin MX3000 orders on our consolidated gross margin percentage in any future period; risks related to cancellation or renegotiation of orders we have received; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763-542-5000

Carla Furanna, Vice President of Global Marketing

952-820-5837

Second Quarter 2022 Conference Call and Replay

CyberOptics will review its second quarter operating results in a conference call at 4:30 P.M. Eastern today. Investors can access the live call by dialing toll-free 800-289-0720 prior to the start of the call and providing the conference ID: 1776006. A webcast of the live conference call, which will be archived for 30 days, can be heard by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. A replay of the conference call, available one hour after the call, can be accessed by dialing 888-203-1112 and providing the conference ID: 1776006. The replay will be available for 30 days.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$27,569	$25,204	$51,815	$42,936
Cost of revenue	14,159	14,095	26,811	23,448
Gross margin	13,410	11,109	25,004	19,488
Research and development expenses	3,069	2,753	5,998	5,514
Selling, general and administrative expenses	5,359	4,695	10,060	8,583
Income from operations	4,982	3,661	8,946	5,391
Interest income and other	39	38	124	60
Income before income taxes	5,021	3,699	9,070	5,451
Provision for income taxes	632	590	1,090	901
Net income	$4,389	$3,109	$7,980	$4,550
Net income per share - Basic	$0.59	$0.43	$1.08	$0.62
Net income per share - Diluted	$0.58	$0.41	$1.05	$0.61
Weighted average shares outstanding - Basic	7,404	7,299	7,398	7,296
Weighted average shares outstanding - Diluted	7,603	7,517	7,592	7,490

Condensed Consolidated Balance Sheets

	June 30, 2022	Dec. 31, 2021
	(Unaudited)
Assets
Cash and cash equivalents	$8,876	$13,684
Marketable securities	11,794	7,327
Accounts receivable, net	28,050	19,821
Inventories	29,645	27,602
Other current assets	2,916	1,672
Total current assets	81,281	70,106

Marketable securities	16,081	17,281
Intangibles and goodwill, net	1,708	1,741
Equipment and leasehold improvements, net	3,281	3,174
Right-of-use assets (operating leases)	1,752	2,052
Deferred tax assets	3,509	3,668
Total assets	$107,612	$98,022

Liabilities and Stockholders’ Equity
Accounts payable	$12,894	$10,275
Accrued expenses	4,491	5,017
Current operating lease liabilities	870	864
Total current liabilities	18,255	16,156

Other liabilities	368	391
Long-term operating lease liabilities	1,934	2,369
Total liabilities	20,557	18,916

Total stockholders’ equity	87,055	79,106
Total liabilities and stockholders’ equity	$107,612	$98,022